AMENDMENT NO. 1 TO RIGHTS AGREEMENT



            AMENDMENT NO. 1, dated as of August 15, 1997, by and among Guest Supply, Inc., a New Jersey corporation (the "Company"), First Fidelity Bank ("First Fidelity") and ChaseMellon Shareholder Services, L.L.C.("ChaseMellon") to the Rights Agreement between the Company and First Fidelity dated as of July 15, 1988 (the "Rights Agreement").

            WHEREAS, pursuant to Section 27 of the Rights
     Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

            WHEREAS, the Company desires to appoint
     ChaseMellon (the "Successor Rights Agent") as the sole and successor Rights Agent (as defined in the Rights Agreement) to First Fidelity effective as of the opening of business on September 2, 1997 (the "Appointment Time"), pursuant to
     Section 21 of the Rights Agreement;

            WHEREAS, the Company desires to make certain amendments to the Rights Agreement;

            WHEREAS, the execution and delivery of this Amendment by the Company, First Fidelity and the Successor
     Rights Agent have been in all respects duly authorized by each of them; and

            Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

            Section 1.  Section 1(a) of the Rights Agreement
            is hereby amend to read in its entirety as follows:

                 "(a) "Acquiring Person" shall mean any Person
                 (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, subject to the proviso in this sentence, no Person shall become an "Acquiring Person" solely as the result of (x) an acquisition after the date hereof of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding or (y) the acquisition of Beneficial Ownership of 20% or more of the Common Shares of the Company then outstanding in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to exceed 20% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (B) otherwise cause a Distribution Date to occur; provided, however, that if such Person does not reduce its percentage of Beneficial Ownership of Common Shares to below 20% by 5:00 P.M. New York City time on the tenth Business Day after notice (the date of notice being the first day), including by telephone or facsimile, from the Company to such Person (requesting such Person to reduce its Beneficial Ownership of Common Shares to less than 20%), such Person shall, at the end of such ten Business Day period, become an Acquiring Person (and this sentence shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined, and any notices hereunder must be specifically authorized, by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 23."

            Section 2.  Section 1(c)(i) of the Rights
            Agreement is hereby amended to read in its entirety as follows:

                 "(i) which such Person or any of such
                 Person's Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule
                 13d-3 under the Exchange Act, as in effect on the date of this Agreement;"

            Section 3.  Section 1(j) of the Rights Agreement
     is hereby deleted in its entirety, and the subsequent paragraphs of Section 1 of the Rights Agreement are hereby relettered accordingly.

            Section 4.  Clause (i) of Section 7(a) of the
     Rights Agreement is hereby amended to read in its entirety as follows:

                 "the close of business on July 15, 2008 (the
                 "Final Expiration Date"),"

            Section 5.  Section 7(b) of the Rights Agreement
     is hereby amended to read in its entirety as follows:

                 "(b)  The Purchase Price for each one
                 one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $30.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

            Section 6.  Section 11(a)(ii) of the Rights
     Agreement is hereby amended to read in its entirety as follows:

                 "(ii)  Subject to Section 24 of this
                 Agreement, in the event any Person shall become an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

                 From and after the occurrence of the event described above, any Rights that are or were acquired or beneficially owned by such Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled."

            Section 7.  Section 11(a)(iii) of the Rights
     Agreement is hereby amended to add a new last sentence thereof as follows:

                 "In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof."

            Section 8.  Section 21 of the Rights Agreement is
     hereby amended by deleting the fifth sentence thereof and substituting in lieu thereof the following sentence:

                 "Any successor Rights Agent, whether
                 appointed by the Company or by such court, shall be a corporation organized and doing business under the laws of a state of the United States."



            Section 9.  Section 23 of the Rights Agreement is
     hereby amended to read in its entirety as follows:

                "(a)  The Rights may be redeemed by action of
                 the Board of Directors pursuant to paragraph (b) of this Section 23 and shall not be redeemed in any other manner.

                 (b)  The Board of Directors of the Company
                 may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

                 (c) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (b) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within
                 10 days after such action of the Board of Directors ordering the redemption of the Rights pursuant to paragraph (b), the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date."

            Section 10.  Section 24(a) of the Rights Agreement
     is hereby amended to add a new last sentence thereof as follows:

                 "Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding."

            Section 11.  Section 24(b) of the Rights Agreement
     is hereby amended by deleting the first sentence thereof and substituting in lieu thereof the following sentence:

                 "(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio."

            Section 12.  Section 2 of the Rights Agreement is
     hereby amended by deleting the following phrase therefrom:

                 "and the holders of the Rights (who, in
                 accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)"

            Section 13.  The first sentence of Section 18 of
     the Rights Agreement is hereby amended (i) by adding after the phrase "loss, liability," the phrase "obligation, damage," and (ii) by adding after the phrase "or expense" the parenthetical "(including reasonable attorneys fees and reasonable fees for other professional services)".

            Section 14.  The Company hereby appoints
     ChaseMellon as sole and Successor Rights Agent, and ChaseMellon hereby accepts such appointment, effective as of the Appointment Time.

            Section 15. Effective as of the Appointment Time, all references in the Rights Agreement (and in any Exhibit thereto) to "First Fidelity Bank" shall be deemed to be amended to be references to "ChaseMellon Shareholder Services, L.L.C."

            Section 16.  The legend set forth in Section 3(c)
     of the Rights Agreement is amended, effective as of the Appointment Time, to read in its entirety as follows:

                 "This certificate also evidences
                 and entitles the holder hereof to
                 certain Rights as set forth in a Rights
                 Agreement between Guest Supply, Inc. and
                 ChaseMellon Shareholder Services,
                 L.L.C., dated as of July 15, 1988, as
                 amended (the "Rights Agreement"), the
                 terms of which are hereby incorporated
                 herein by reference and a copy of which
                 is on file at the principal executive
                 offices of Guest Supply, Inc.  Under
                 certain circumstances, as set forth in
                 the Rights Agreement, such rights will
                 be evidenced by separate certificates
                 and will no longer be evidenced by this
                 certificate.  Guest Supply, Inc. will
                 mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person
                 (as defined in the Rights Agreement)
                 shall become null and void."

            Section 17.  Section 26 of the Rights Agreement is
     amended, effective as of the Appointment Time, by replacing the words:

            "First Fidelity Bank
            765 Broad Street
            Newark, New Jersey  07101"
with the words:

            "ChaseMellon Shareholder Services, L.L.C.
             450 West 33rd Street, 15th Floor
             New York, New York  10001"

            Section 18. Effective as of the Appointment Time, First Fidelity shall no longer be a Rights Agent for any purposes of the Rights Agreement, and its agreement or consent shall not be required for any amendment thereto or in connection with any action taken thereunder. The parties hereto agree that, effective as of the Appointment Time, ChaseMellon shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Rights Agent without further act or deed. The parties hereto waive any requirements for notice or lapse of time in connection with the foregoing resignation and appointment.

            Section 19.  Section 2 of the Rights Agreement is
     amended, effective as of the Appointment Time, to read in its entirety as follows:

                 "The Company hereby appoints the Rights Agent to act as Agent for the Company in accordance with the terms and conditions hereof, and the Rights
                 Agent hereby accepts such appointment.  The
                 Company may from time to time appoint such co-Rights Agent as it may deem necessary or desirable."

            Section 20.  Section 31 of the Rights Agreement is
     amended to read in its entirety as follows:

                 "The validity, interpretation and
                 construction of this Agreement and each
                 right certificate issued hereunder shall be governed by the substantive laws of the State of New Jersey."

            Section 21.  The amendments to the Rights
     Agreement effected by Sections 1 through 11 and 20 of this Amendment shall be effective as of the date of this Amendment. The amendments to the Rights Agreement effected by Sections 12 through 19 shall become effective as of the Appointment Time.

            Section 22.  Except as expressly set forth herein,
     the Rights Agreement shall remain in full force and effect.

            Section 23.  This Amendment may be executed in
     several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one
     Amendment.

            Section 24.  The validity, interpretation and
     construction of this Amendment shall be governed by the substantive laws of the State of New Jersey.

                           *         *         *

       IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day and year first above written.


ATTEST:                              GUEST SUPPLY, INC.



By: /s/ Kathleen M. Ellerbusch       By: /s/ Clifford W. Stanley
   -----------------------------        --------------------------
   Name:  Kathleen M. Ellerbusch        Name:  Clifford W. Stanley
   Title:   Executive Assistant         Title: President



ATTEST:                              CHASEMELLON SHAREHOLDER
                                     SERVICES, L.L.C.


By: /s/ Laura R. Picone              By: /s/ Michael A. Nespoli
   ----------------------               -------------------------
   Name:  Laura R. Picone               Name:  Michael A. Nespoli
   Title:   Vice President              Title: Vice President



ATTEST:                              FIRST FIDELITY BANK


By: /s/ D. Ann Harris                By: /s/ Frances S. Beam
   --------------------                 ----------------------
   Name:  D. Ann Harris                 Name:  Frances S. Beam
   Title: Assistant Secretary           Title: Vice President